EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Larry Thede	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
larry.thede@quovadx.com	andrea.lashnits@quovadx.com

QUOVADX PROVIDES UPDATE ON NASDAQ LISTING

ENGLEWOOD, CO, August 10, 2004 – Quovadx, Inc. (Nasdaq: QVDXE), a global platform software and vertical solutions company, announced that the Nasdaq Listing Qualifications Panel has granted the company an exception to Nasdaq’s periodic reporting requirements. The Panel determined to continue the listing of the company’s securities on The Nasdaq National Market provided that, among other things, the company files the delinquent Form 10-Q for the quarter ended March 31, 2004, the Form 10-Q for the quarter ended June 30, 2004, and any restatements on or before August 16, 2004.

Quovadx met with the Nasdaq Listing Qualifications Panel on June 18 and requested approval of a compliance plan that would bring the company’s Securities and Exchange filings up to date by August 16, 2004. The Company will make every effort to make the required filings by August 16, 2004. However, there can be no assurance that the Company will meet the August 16 date or the other requirements contained in the Panel’s decision.

About Quovadx, Inc.

Quovadx, Inc. (Nasdaq: QVDXE), a global software and services firm based in Englewood, Colorado, has helped more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx is comprised of three primary divisions, the Rogue Wave Software division, which provides reusable software components and services that facilitate application development, the Enterprise Application Software division, which offers vertically specific solutions to improve processes and leverage existing technology systems and the

CareScience division, which provides care management services to hospitals and health systems and is a pioneer in community-wide clinical data exchange. Quovadx serves companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. Quovadx operates internationally with more than 500 employees. For more information, please visit http://www.quovadx.com.

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